Exhibit 99.1

Unaudited Pro Forma Condensed Consolidated Financial Information

On December 31, 2009, pursuant to the terms and conditions of the Purchase and Sale Agreement dated as of December 1, 2009 (“Agreement”), between MarkWest Energy Partners, L.P. (the “Partnership”) and Enbridge Offshore (Gas Transmission) L.L.C. (“Enbridge”), the Partnership completed the sale of its 50% limited liability company membership interest in Starfish Pipeline Company, LLC (“Starfish”) to Enbridge. The total consideration consists of a base cash purchase price of $25 million, subject to adjustment by an amount equal to 50% of the net working capital of Starfish as of December 31, 2009 as determined in accordance with the Agreement.

The following unaudited pro forma condensed consolidated statement of operations gives effect to the sale of Starfish as if it had been consummated on January 1, 2009. The historical consolidated financial information has been adjusted to give effect to pro forma events that are (a) directly attributable to the sale of Starfish, (b) factually supportable and (c) expected to have a continuing impact on the results. The unaudited pro forma condensed consolidated statement of operations is intended for informational purposes only, is based on assumptions that the Partnership believes are reasonable under the circumstances, and is not necessarily indicative of the operating results that would have occurred if the sale of Starfish had been completed on January 1, 2009. The unaudited pro forma condensed consolidated statement of operations should be read in conjunction with the accompanying notes and the Partnership’s historical audited consolidated financial information.

MarkWest Energy Partners, L.P.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2009

(in thousands, except per unit amounts)

	(1)	Pro Forma
	Historical	Adjustments		Pro Forma
Revenue:
Revenue	$858,635	$—		$858,635
Derivative loss	(120,352)	—		(120,352)
Total revenue	738,283	—		738,283

Operating expenses:
Purchased product costs	408,826	—		408,826
Derivative loss related to purchased product costs	68,883	—		68,883
Facility expenses	126,977	—		126,977
Derivative loss related to facility expenses	(373)	—		(373)
Selling, general and administrative expenses	63,728	—		63,728
Depreciation	95,537	—		95,537
Amortization of intangible assets	40,831	—		40,831
Other operating expenses	1,875	—		1,875
Impairment of goodwill and long-lived assets	5,855	—		5,855
Total operating expenses	812,139	—		812,139

Loss from operations	(73,856)	—		(73,856)

Other income (expense):
Earnings (loss) from unconsolidated affiliates	3,505	(3,956)	a	(451)
Gain on sale of unconsolidated affiliate	6,801	(6,801)	b	—
Interest expense	(87,419)	1,281	c	(86,138)
Amortization of deferred financing costs and discount (a component of interest expense)	(9,718)	—		(9,718)
Derivative gain related to interest expense	2,509	—		2,509
Other income, net	2,808	(756)	d	3,466
		1,414	e
Loss before provision for income tax	(155,370)	(8,818)		(164,188)

Provision for income tax expense (benefit):
Current	8,072	922	f	8,994
Deferred	(50,088)	(2,310)	f	(52,398)
Total provision for income tax	(42,016)	(1,388)		(43,404)

Net loss	(113,354)	(7,430)		(120,784)
Net income attributable to non-controlling interest	(5,314)	—		(5,314)
Net loss attributable to the Partnership	$(118,668)	$(7,430)		$(126,098)

Net loss attributable to the Partnership’s common unitholders per common unit:
Basic	$(1.97)			$(2.09)
Diluted	$(1.97)			$(2.09)

Weighted average number of outstanding common units:
Basic	60,957			60,957
Diluted	60,957			60,957

Cash distribution declared per common unit	$2.56			$2.56

(1)          Amounts derived from MarkWest Energy Partners, L.P. Form 10-K for the year ended December 31, 2009.

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations

1.               Basis of Presentation

The accompanying unaudited pro forma condensed consolidated statement of operations and explanatory notes present how the consolidated statement of operations of MarkWest Energy Partners, L.P. may have appeared had the sale of Starfish occurred as of January 1, 2009. The transaction for which this unaudited pro forma condensed consolidated statement of operations is presented is explained in the introductory paragraph to the accompanying unaudited pro forma condensed consolidated financial information.

The unaudited pro forma condensed consolidated statement of operations and underlying pro forma adjustments are based upon currently available information and certain estimates and assumptions made by the management of the Partnership; therefore, actual results could differ materially from the pro forma information. However, management believes the assumptions provide a reasonable basis for presenting the significant effects of the transaction.  The Partnership believes the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the pro forma information.

2.               Pro Forma Adjustments

a.               To remove the Partnership’s share of Starfish’s net income for the year ended December 31, 2009.

b.              To remove the gain recognized on the sale of Starfish.

c.               To reduce interest expense based on the assumption that the estimated proceeds from the sale of $27.2 million would have reduced the borrowings on the Partnership’s revolving credit facility during 2009. The estimated interest expense savings is calculated using rates ranging from 2.0% to 5.25%, which approximate the average borrowing rates under the revolving credit facility at various times during the year.

d.              To remove miscellaneous income recognized during the year ended December 31, 2009 related to proceeds from insurance claims. The claims related to property damages and business interruptions at Starfish caused by hurricane Ike in 2008.

e.               To remove insurance premium expense that the Partnership incurred to insure its interest in Starfish during the year ended December 31, 2009.

f.                 To tax effect the pro forma adjustments listed above. The tax effect was calculated based on the Partnership’s taxable subsidiary’s ownership percentage in the Partnership and its statutory tax rate.